Gran Tierra Energy Inc. Announces First Quarter 2014 Results

Strong Production and Funds Flow Exceed Budget; Initiated Testing at Zapotero-1 in Colombia and at Proa-3 in Argentina

CALGARY, Alberta, May 6, 2014, Gran Tierra Energy Inc. (“Gran Tierra Energy”) (NYSE MKT: GTE, TSX: GTE), a company focused on oil and gas exploration and production in South America, today announced its financial and operating results for the quarter ended March 31, 2014. All dollar amounts are in United States (“U.S.”) dollars unless otherwise indicated.

Financial and operating highlights:

•
Production net after royalty (“NAR”) before inventory adjustments was 22,188 barrels of oil equivalent per day (“BOEPD”) a 3% increase from 21,633 BOEPD in the fourth quarter of 2013 and consistent with 21,869 BOEPD in the corresponding period in 2013.

•
Quarterly oil and natural gas production NAR and adjusted for inventory changes of 21,819 BOEPD was consistent with production of 21,556 BOEPD for the three months ended December 31, 2013, and represents a decrease of 7% from 23,424 BOEPD in the comparable period in 2013, when a reduction of inventory in Colombia accounted for 0.1 million barrels (“MMbbl”) or 1,556 BOEPD of additional production.

•
Revenue and other income for the quarter was $169.7 million, an increase of 6% from $159.8 million in the fourth quarter of 2013, and a 17% decrease from $205.4 million in the comparable period in 2013.

•
Net income for the quarter of $45.1 million was $57.6 million higher than the net loss of $12.5 million, or net loss of $0.04 per share basic and diluted, in the three months ended December 31, 2013. Net income for the quarter was $45.1 million, representing $0.16 per share basic and diluted, a decrease of 22% compared with net income of $57.9 million, or $0.21 per share basic and $0.20 per share diluted, in the comparable period in 2013. The decrease was primarily due to the effect of inventory adjustments and higher realized prices in the comparable period in 2013.

•
Funds flow from operations was $91.0 million, an increase of 33% ($22.7 million) from $68.3 million in the three months ended December 31, 2013, and a decrease from $108.6 million in the comparable period in 2013. The decrease compared with the corresponding period in 2013 was due primarily to the effect of inventory adjustments and higher realized prices in the comparable period.

•	Cash and cash equivalents were $391.0 million at March 31, 2014, compared with $428.8 million at December 31, 2013.

•	In Colombia, the Zapotero-1 exploration well reached total depth (“TD”). Testing is underway and expected to be completed later this month.

•
In Peru, Gran Tierra Energy initiated drilling a water disposal well, which will also evaluate the resource potential of a thick untested oil-water transition zone where reserves have not previously been assigned. Planning is underway to spud the Bretaña Sur appraisal well on the southern portion of the field in the fourth quarter of 2014. Gran Tierra Energy expects long-term test (“LTT”) production from the Bretaña 95-2-1XD well to start in the fourth quarter of 2014 at a rate of approximately 2,500 barrels of oil per day (“bopd”) gross. The LTT will provide valuable information on the reservoir to optimize field development, in addition to providing early cash flow.

•
In Argentina, drilling of the Proa-3 development well concluded with the well encountering approximately 20 meters of net pay potential in the Palmar Largo formation. Preparations to initiate testing are underway, and;

•
In Brazil, Gran Tierra Energy continues to evaluate the unconventional resource opportunity in oil saturated tight sands and shales in the Recôncavo Basin. On 1-GTE-8DP-BA Gran Tierra Energy performed a single fracture stimulation and tested the well. This well has been suspended pending evaluation of the commerciality of the unconventional program in 2014. Gran Tierra Energy completed the 4-GTE-04-BA dual completion in early February in a conventional reservoir in the Tiê field, and also performed an acid job. This well is capable of producing in excess of 1,000 bopd from the Sergi and Agua Grande formation following the completion and stimulation.

“On the heels of a record 2013, Gran Tierra Energy kicked off the first quarter of 2014 with strong momentum, generating continued stable levels of production and improved cash flow from the fourth quarter of last year, both ahead of our budget for the first quarter,” commented Dana Coffield, President and Chief Executive Officer of Gran Tierra Energy. “Operationally, we have reached total depth on the Zapotero-1 exploration well and the Proa-3 development well, and are preparing to test both wells. In Peru, Gran Tierra Energy is drilling a water disposal well in the Bretaña field that will also test additional resource potential of the lower part of the oil column, and is continuing preparations to initiate long-term testing from Bretaña Norte 95-2-1XD in the fourth quarter this year. Finally, plans continue for the drilling of four exploration wells in Colombia in the second half of this year,” concluded Coffield.

Production review

	Three Months Ended March 31, 2014				Three Months Ended March 31, 2013
(Barrels of Oil Equivalent)	Colombia	Argentina	Brazil	Total	Colombia	Argentina	Brazil	Total
Gross production	2,192,491	325,469	79,543	2,597,503	2,183,491	331,216	79,913	2,594,620
Royalties	(548,039)	(41,127)	(11,437)	(600,603)	(576,939)	(39,799)	(9,706)	(626,444)
Inventory adjustment	(23,000)	(8,439)	(1,784)	(33,223)	139,774	6,596	(6,373)	139,997
Production, NAR	1,621,452	275,903	66,322	1,963,677	1,746,326	298,013	63,834	2,108,173

Production per day, NAR (BOEPD)	18,016	3,066	737	21,819	19,404	3,311	709	23,424

Financial review

	Three Months Ended March 31,
	2014	2013	% Change
Revenue and Other Income ($000s)	$169,679	$205,371	(17)
Net Income ($000s)	$45,129	$57,913	(22)
Net Income Per Share - Basic	$0.16	$0.21	(24)
Net Income Per Share - Diluted	$0.16	$0.20	(20)

Net income reconciled to funds flow from operations(1) is as follows:

	Three Months Ended March 31,
Funds Flow From Operations - Non-GAAP Measure ($000s)	2014	2013
Net income	$45,129	$57,913
Adjustments to reconcile net income to funds flow from operations
Depletion, depreciation, accretion and impairment	53,157	58,412
Deferred tax recovery	(2,260)	(7,450)
Stock-based compensation	1,591	2,067
Unrealized foreign exchange gain	(4,178)	(6,744)
Unrealized financial instrument gain	(2,409)	—
Other loss	—	4,400
Funds flow from operations	$91,030	$108,598

(1) Funds flow from operations is a non-GAAP measure which does not have any standardized meaning prescribed under generally accepted accounting principles in the United States of America (“GAAP”). Management uses this financial measure to analyze operating performance and the income generated by Gran Tierra Energy’s principal business activities prior to the consideration of how non-cash items affect that income, and believes that this financial measure is also useful supplemental information for investors to analyze operating performance and Gran Tierra Energy’s financial results. Investors should be cautioned that this measure should not be construed as an alternative to net income or other measures of financial performance as determined in accordance with GAAP. Gran Tierra Energy’s method of calculating this measure may differ from other companies and, accordingly, it may not be comparable to similar measures used by other companies. Funds flow from operations, as presented, is net income adjusted for depletion, depreciation, accretion and impairment (“DD&A”), deferred tax recovery, non-cash stock-based compensation, unrealized foreign exchange gain or loss, unrealized financial instrument gain or loss and other loss.

First Quarter 2014 Financial Highlights

For the three months ended March 31, 2014, revenue and other income decreased by 17% to $169.7 million compared with $205.4 million in the corresponding period in 2013 when realized prices were higher and a large inventory reduction in Colombia accounted for additional production of 0.1 MMbbl or 1,556 BOEPD. Average realized oil prices decreased by 11% to $88.45 per barrel (“bbl”) for the three months ended March 31, 2014, from $99.17 per bbl in the comparable period in 2013 due to lower Brent oil price and a higher percentage of volumes sold in the current period for which the price is adjusted for trucking costs.

For the three months ended March 31, 2014, revenue and other income increased by 6% to $169.7 million from $159.8 million compared with the three months ended December 31, 2013, due to higher production and realized prices. Average realized oil prices increased by 7% to $88.45 per bbl for the three months ended March 31, 2014, compared with $82.30 per bbl in the three months ended December 31, 2013, due to lower volumes sold in the current period for which price is adjusted for trucking costs.

The average Brent oil price for the three months ended March 31, 2014, was $108.17 per bbl compared with $112.51 per bbl in the corresponding period in 2013 and $109.20 per bbl for the three months ended December 31, 2013. The average West Texas Intermediate oil price for the three months ended March 31, 2014, was $98.68 per bbl compared with $94.40 per bbl in the corresponding period in 2013 and $97.46 per bbl the three months ended December 31, 2013.

During the three months ended March 31, 2014, 48% of Gran Tierra Energy's oil and gas volumes sold in Colombia were to a customer for which the realized price is adjusted for trucking costs related to a 1,500 km route. The effect on the Colombian realized price for the three months ended March 31, 2014, was a reduction of approximately $8.33 per barrel of oil equivalent (“BOE”) as compared with delivering all of Gran Tierra Energy's Colombian oil through the Ecopetrol S.A. (“Ecopetrol”) operated Trans-Andean oil pipeline (the “OTA pipeline”). Sales to this customer during the corresponding period in 2013 were 28% of Gran Tierra Energy's oil and gas volumes sold in Colombia and the effect on the Colombian realized price was a reduction of approximately $5.39 per BOE. Production during the three months ended March 31, 2014, reflected approximately 51 days of oil delivery restrictions in Colombia compared with 44 days of oil delivery restrictions in the comparable period in 2013.

Operating expenses decreased by 31% to $28.3 million for the three months ended March 31, 2014, from $41.0 million in the comparable period in 2013. For the three months ended March 31, 2014, the decrease in operating expenses was primarily due to a decrease in the operating cost per BOE and lower production. On a per BOE basis, operating expenses decreased by 26% to $14.41 for the three months ended March 31, 2014, from $19.46 in the comparable period in 2013 primarily as a result of a decrease in transportation costs. The inventory volumes liquidated in the comparative three months ended March 31, 2013, carried high transportation costs due to the delivery point to which they were sold and to which Gran Tierra Energy did not deliver in the current period. Furthermore, there were no transportation costs related to the portion of volumes subject to alternative transportation arrangements, whereby trucking costs related to a 1,500 km route are paid by the purchaser and netted to arrive at Gran Tierra Energy's realized price rather than recorded as transportation expenses. Operating expenses per BOE also decreased in 2014 as a result of deferred workover expenses, lower fuel consumption and lower training costs.

Operating expenses decreased by 30% or $12.3 million from $40.6 million in the three months ended December 31, 2013, due to lower workover expenses and deferral of maintenance and other costs in Colombia and Argentina and reduced electrical and equipment rental costs in Colombia.

DD&A expenses for the three months ended March 31, 2014, decreased to $53.2 million from $58.4 million in the comparable period in 2013, primarily due to lower production. On a per BOE basis, the depletion rate of $27.07 was comparable with the depletion rate of $27.71 in the corresponding period. Increased costs in the depletable base were offset by increased reserves.

General and administrative expenses (“G&A”) for the three months ended March 31, 2014, increased by 33% to $15.2 million from $11.4 million in the corresponding period in 2013 due to increased employee-related costs, higher consulting expenses associated with increased activity, expanded operations in Peru and higher stock-based compensation expense associated with restricted stock units and stock options granted, partially offset by higher G&A allocations to operating expenses and capital projects within the business units during the three months ended March 31, 2014. G&A expenses per BOE of $7.74 were 43% higher compared with $5.42 in 2013 due to lower production, partially offset by higher G&A allocations to operating expenses and capital projects within the business units. G&A expenses in total and per BOE in the current period were comparable to those in the three months ended December 31, 2013.

For the three months ended March 31, 2014, the foreign exchange loss was $0.1 million, comprising an unrealized non-cash foreign exchange gain of $4.2 million and realized foreign exchange losses of $4.3 million. The unrealized foreign exchange gain was a result of a net monetary liability position in Colombia combined with the weakening of the Colombian peso. This was partially offset by foreign exchange losses resulting from a net monetary asset position in Argentina and the weakening of the Argentina peso. For the three months ended March 31, 2013, there was a foreign exchange gain of $5.2 million, comprising a $6.7 million unrealized non-cash foreign exchange gain and realized foreign exchange losses of $1.5 million due to the same factors as in 2014.

Financial instruments gain of $2.4 million in the three months ended March 31, 2014, was related to unrealized gains on Gran Tierra Energy's non-deliverable forward contracts. Gran Tierra Energy purchased these contracts in February 2014 for purpose of fixing the exchange rate to purchase Colombian pesos to settle Gran Tierra Energy's income tax installment payments due in April and June 2014.

Income tax expense was $30.2 million for the three months ended March 31, 2014, compared with $37.4 million in the comparable period in 2013. The decrease was primarily due to lower taxable income Colombia.

Net income was $45.1 million, or $0.16 per share basic and diluted for the three months ended March 31, 2014, compared with $57.9 million or $0.21 per share basic and $0.20 per share diluted in the corresponding period in 2013. For the three months ended March 31, 2014, lower operating, DD&A and income tax expenses, financial instruments gain and the absence of other loss were more than offset by decreased oil and natural gas sales, increased G&A expenses and the absence of foreign exchange gains.

Net income for the quarter of $45.1 million was $57.6 million higher than the net loss of $12.5 million, or net loss of $0.04 per share basic and diluted, in the three months ended December 31, 2013, as a result of higher revenue, lower operating costs and the absence of impairment charges in the current quarter.

Balance Sheet Highlights

Cash and cash equivalents were $391.0 million at March 31, 2014, compared with $428.8 million at December 31, 2013. The decrease in cash and cash equivalents during the three months ended March 31, 2014, was primarily the result of capital expenditures of $75.1 million and a $54.9 million change in assets and liabilities from operating activities, partially offset by funds flow from operations of $91.0 million.

Working capital (including cash and cash equivalents) was $257.3 million at March 31, 2014, an $11.5 million increase from December 31, 2013.

Production Highlights

Production for the first quarter of 2014 averaged approximately 22,188 BOEPD NAR before adjustment for inventory changes or 21,819 BOEPD NAR adjusted for inventory changes (96% oil), compared with 21,869 BOEPD NAR before adjustment for inventory changes and 23,424 BOEPD NAR adjusted for inventory changes in the corresponding period in 2013. Production for the first quarter of 2014 consisted of 18,016 BOEPD NAR in Colombia (99% oil), 3,066 BOEPD NAR in Argentina (74% oil) and 737 bopd NAR in Brazil, all adjusted for inventory changes. Production in April 2014 averaged approximately 21,900 BOEPD NAR before adjustment for inventory changes, with approximately nine days of oil delivery restriction in Colombia.

During the first quarter of 2013, a net inventory reduction accounted for 0.1 MMbbl or 1,556 bopd of production. The oil inventory reduction in 2013 was due to a liquidation of oil inventory in the Ecopetrol-operated OTA pipeline and associated Ecopetrol owned facilities in the Putumayo Basin and reduced oil inventory related to sales to a customer in Colombia with a protracted sales cycle whereby the transfer of ownership occurred upon export.

Gran Tierra Energy continues to anticipate 2014 average production to range between 23,500 and 24,500 BOEPD NAR before adjustments for inventory changes. Gran Tierra Energy estimates approximately 97% of this production to consist of light oil, with the balance consisting of natural gas.

First Quarter 2014 Operational Highlights

Colombia

Chaza Block, Putumayo Basin (Gran Tierra Energy 100% WI and operator)

Moqueta Field

The Zapatero-1 exploration well reached total depth down-dip and to the east of the known oil accumulation in the Moqueta field. The well encountered the reservoir sandstones in the Villeta Lower U Sandstone beginning at 9,738 feet measured depth (“MD”) or 6,716 feet true vertical depth (“TVD”), the Villeta T Sandstone beginning at 10,227 feet MD or 7,152 feet TVD and the Caballos formation beginning at 10,450 feet MD or 7,350 feet TVD. Due to operational constraints, only cased hole logs were run and the interpretation of the fluid content is inconclusive.  The well reached total depth within the Caballos formation at 10,672 feet MD or 7,550 feet TVD.  The Zapotero-1 bottom hole location is approximately 7,400 feet northeast of Moqueta-12 and the reservoir sandstones were encountered approximately 2,000 to 2,200 feet lower than the lowest known oil encountered at Moqueta-12.

Testing is underway to confirm the fluid content and productivity of the encountered zones and is expected to be completed in May.

Guayuyaco Block, Putumayo Basin (Gran Tierra Energy 70% WI and operator, Ecopetrol 30% WI)

Gran Tierra Energy expects the successful Miraflor Oeste-1 oil exploration well on the Guayuyaco Block to initiate LTT production in June 2014.

Llanos-22 Block, Llanos Basin (Gran Tierra Energy 45% WI, CEPSA 55% WI and operator)

The Mayalito-1 oil exploration well started LTT production in late January, 2014. Combined production from the Ramiriqui and Mayalito-1 wells on the Llanos-22 block was approximately 583 bopd NAR before inventory adjustments in the first quarter, 2014.

Peru

Block 95 (Gran Tierra Energy 100% WI and operator)

The Bretaña-1WD well was spud on April 10, 2014 and is expected to reach total depth in May. The well is intended to be a water disposal well. A secondary objective of the Bretaña-1WD is to further investigate a thick oil-water transition zone where reserves have not previously been assigned. Gran Tierra Energy believes there may be additional oil and reserve potential in this transition zone.

Gran Tierra Energy plans to initiate the LTT production from the Bretaña discovery in the fourth quarter of 2014 and expects a rate of approximately 2,500 bopd gross. The LTT will provide valuable information on the reservoir to optimize field development, in addition to providing early cash flow.

Planning continues for the drilling of the Bretana Sur appraisal well in the fourth quarter of 2014 to gather additional reservoir data and further substantiate oil reserves in the field.

Brazil

Recôncavo Basin (Gran Tierra Energy 100% WI and operator)

Gran Tierra Energy completed the 4-GTE-04-BA dual completion in early February and also performed an acid job. This well is capable of producing in excess of 1,000 bopd from the Sergi and Agua Grande formation following the dual completion and stimulation. On 1-GTE-8DP-BA, Gran Tierra Energy performed a single fracture stimulation and tested the well. This well has been suspended pending evaluation of the commerciality of the unconventional program in 2014.

Argentina

Surubi Block, Noroeste Basin (Gran Tierra Energy 85% WI and operator, Operator, Recursos y Energia de Formosa S.A. 15% WI)

Gran Tierra Energy has reached TD at 3,920 meters in the Proa-3 development well. The well encountered approximately 20 meters of net pay potential in the Palmar Largo formation. A testing program is being designed to determine reservoir and fluid properties.

2014 Work Program and Capital Expenditure Program

Gran Tierra Energy's planned capital expenditure program for its exploration and production operations in Colombia, Brazil, Peru and Argentina for 2014 has been revised to $495 million from $467 million. This includes: $246 million for Colombia; $38 million for Brazil; $48 million for Argentina; $161 million for Peru; and $2 million associated with corporate activities. The majority of the increase is associated with: the long-term test facilities on Block 95 in Peru due to a change in the scope of this project, and acceleration of the base camp construction on Block 107; additional Zapotero-1 and Corunta-1 exploratory well costs and 2013 budgeted costs carried forward to 2014 in Colombia; and additional workover costs and 2013 budgeted costs carried forward to 2014 in Brazil. The capital expenditure program allocates $267 million for drilling, $93 million for facilities, pipelines and other, $133 million for geological and geophysical expenditures, and $2 million for corporate activities. Of the $267 million allocated to drilling, approximately 28% is for exploration and the balance is for appraisal and development drilling. The 2014 work program currently contemplates the drilling of 12 gross wells in Colombia, two gross wells in Argentina, and two gross wells in Peru. The approved 2014 capital expenditure program also includes funds for 1,699 km of 2-D and 339 km2 of 3-D seismic acquisition programs in Colombia, Peru, Argentina and Brazil, primarily in preparation for additional exploration and production drilling operations in 2014 and beyond. Gran Tierra Energy expects the 2014 work and capital expenditure program to be funded primarily from cash on hand and cash flows from operations at current production and commodity price levels.

Conference Call Information:

Gran Tierra Energy Inc. will host its first quarter 2014 results conference call on Wednesday, May 7, 2014, at 2:00 p.m. Mountain Time.

President and Chief Executive Officer, Dana Coffield, Chief Operating Officer, Shane O'Leary, and Chief Financial Officer, James Rozon, will discuss Gran Tierra Energy's financial and operating results for the quarter and then take questions from securities analysts and institutional shareholders.

Interested parties may access the conference call by dialing 1-800-510-0146 (domestic) or 1-617-614-3449 (international), pass code 37427949. The call will also be available via webcast at www.grantierra.com, www.streetevents.com, or www.fulldisclosure.com. The webcast will be available on Gran Tierra Energy's website until the next earnings call.

For interested parties unable to participate, an audio replay of the call will be available beginning at 8:00 p.m. until 11:59 p.m. on May 21, 2014.  To access the replay dial 1-888-286-8010 (domestic) or 1-617-801-6888 (international) pass code 55128332.

Please connect at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be required to join the webcast.

About Gran Tierra Energy Inc.

Gran Tierra Energy Inc. is an international oil and gas exploration and production company, headquartered in Calgary, Canada, incorporated in the United States, trading on the NYSE MKT (GTE) and the Toronto Stock Exchange (GTE), and operating in South America. Gran Tierra Energy holds interests in producing and prospective properties in Argentina, Colombia, Peru, and Brazil. Gran Tierra Energy has a strategy that focuses on establishing a portfolio of producing properties, plus production enhancement and exploration opportunities to provide a base for future growth. Additional information concerning Gran Tierra Energy is available at www.grantierra.com. Investor inquiries may be directed to info@grantierra.com or (403) 265-3221.

Gran Tierra Energy’s Securities and Exchange Commission filings are available on a website maintained by the Securities and Exchange Commission at http://www.sec.gov and on SEDAR at http://www.sedar.com.

Forward Looking Statements and Legal Advisories:

Readers are cautioned that the well-flow test results disclosed in this press release are not necessarily indicative of long term performance or of ultimate recovery.

This news release contains certain forward-looking information, forward-looking statements and forward-looking financial outlook (collectively, “forward-looking statements”) under the meaning of applicable securities laws, including Canadian Securities Administrators' National Instrument 51-102 - Continuous Disclosure Obligations and the United States Private Securities Litigation Reform Act of 1995. The use of the words “expect”, “plan”, “believe”, “anticipate”, “will”, “potential”, “may”, “indicate”, “intend”, “continue”, “prepare”, “contemplate”, derivations of these words and similar expressions are intended to identify forward-looking statements. In particular, but without limiting the foregoing, forward-looking statements include statements regarding: drilling, testing and production expectations, including without limitation, the timing of operations, the oil-bearing potential of certain reservoirs and expectations with respect to the results of drilling, testing and exploration activities; Gran Tierra Energy's planned capital program and the allocation of capital, including under the caption “2014 Work Program and Capital Expenditure Program”; expected funding of the capital program out of cash flow and cash on hand at current production and commodity price levels; Gran Tierra Energy's 2014 production expectations, projections and average production rates including the anticipated product mix of such production; the potential for additional oil and reserves in the Bretaña structure; Gran Tierra Energy's planned operations and the anticipated results of such operations, including as described under the captions “Colombia”, “Peru”, “Brazil” and “Argentina” in the section “First Quarter 2014 Operational Highlights”; together with all other statements regarding expected or planned development, testing, drilling, production, expenditures or exploration, or that otherwise reflect expected future results or events.

The forward-looking statements contained in this news release reflect several material factors and expectations and assumptions of Gran Tierra Energy including, without limitation, assumptions relating to log evaluations, that Gran Tierra Energy will continue to conduct its operations in a manner consistent with past operations, the accuracy of testing and production results and seismic data, pricing and cost estimates, the effects of drilling down-dip, the effects of waterflood and multi-stage fracture stimulation operations, the general continuance of current or, where applicable, assumed operational, regulatory and industry conditions and the ability of Gran Tierra Energy to execute its current business and operational plans in the manner currently planned. Gran Tierra Energy believes the material factors, expectations and assumptions reflected in the forward-looking statements are reasonable at this time but no assurance can be given that these factors, expectations and assumptions will prove to be correct.

The forward-looking statements contained in this news release are subject to risks, uncertainties and other factors that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements, including, among others: Gran Tierra Energy's operations are located in South America where unexpected problems can arise due to guerilla activity, labour disruptions, technical difficulties and operational difficulties which may impact its testing and drilling operations, and the production, transportation or sale of its products, including the costs thereof; geographic, political, regulatory and weather conditions can impact testing and drilling operations and the production, transportation or sale of its products; the OTA pipeline may continue to experience disruptions and if further disruptions occur, service at the OTA pipeline may not continue on the time lines or to the capacity expected by or favorable to Gran Tierra Energy; attempts to mitigate the effect of disruptions of the OTA pipeline may not have the impact currently anticipated by Gran Tierra Energy; waterflood and multi-stage fracture stimulation operations may not have the impact, including with respect to reserve recovery improvements, currently anticipated by Gran Tierra Energy; permits and approvals from regulatory and governmental authorities may not be received in the manner or on the time lines expected or at all; and the risk that current global economic and credit market conditions may impact oil prices and oil consumption more than Gran Tierra Energy currently predicts, which could cause Gran Tierra Energy to modify its exploration, drilling and/or construction activities. Although the current capital spending program of Gran Tierra Energy is based upon the current expectations of the management of Gran Tierra Energy, there may be circumstances in which, for unforeseen reasons, a reallocation of funds may be necessary as may be determined at the discretion of Gran Tierra Energy and there can be no assurance as at the date of this press release as to how those funds may be reallocated. Should any one of a number of issues arise, Gran Tierra Energy may find it necessary to alter its current business strategy and/or capital spending program.

Accordingly, readers should not place undue reliance on the forward-looking statements contained herein. Further information on potential factors that could affect Gran Tierra Energy are included in risks detailed from time to time in Gran Tierra Energy's Securities and Exchange Commission filings, including, without limitation, under the caption “Risk Factors” in Gran Tierra Energy's Quarterly Report on Form 10-K filed February 26, 2014. These filings are available on a website maintained by the Securities and Exchange Commission at http://www.sec.gov and on SEDAR at www.sedar.com.  The forward-looking statements contained herein are expressly qualified in their entirety by this cautionary statement. The forward-looking statements included in this press release are made as of the date of this press release and Gran Tierra Energy disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by applicable securities legislation.

BOE’s may be misleading, particularly if used in isolation. A BOE conversion ratio of 6 Mcf: 1 bbl is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead. In addition, given that the value ratio based on the current price of oil as compared with natural gas is significantly different from the energy equivalent of six to one, utilizing a BOE conversion ratio of 6 Mcf: 1 bbl would be misleading as an indication of value.

Contact Information

For investor and media inquiries please contact:
Jason Crumley
Director, Investor Relations
403-265-3221
info@grantierra.com
www.grantierra.com

Basis of Presentation of Financial Results:

Gran Tierra Energy’s financial results are reported in United States dollars and prepared in accordance with generally accepted accounting principles in the United States.

Gran Tierra Energy Inc.
Condensed Consolidated Statements of Operations and Retained Earnings (Unaudited)
(Thousands of U.S. Dollars, Except Share and Per Share Amounts)

	Three Months Ended March 31,
	2014	2013
REVENUE AND OTHER INCOME
Oil and natural gas sales	$168,525	$204,780
Interest income	1,154	591
	169,679	205,371
EXPENSES
Operating	28,293	41,015
Depletion, depreciation, accretion and impairment	53,157	58,412
General and administrative	15,204	11,421
Foreign exchange loss (gain)	126	(5,229)
Financial instruments gain	(2,409)	—
Other loss	—	4,400
	94,371	110,019

INCOME BEFORE INCOME TAXES	75,308	95,352
Income tax expense	(30,179)	(37,439)
NET INCOME AND COMPREHENSIVE INCOME	45,129	57,913
RETAINED EARNINGS, BEGINNING OF PERIOD	410,961	284,673
RETAINED EARNINGS, END OF PERIOD	$456,090	$342,586

NET INCOME PER SHARE — BASIC	$0.16	$0.21
NET INCOME PER SHARE — DILUTED	$0.16	$0.20
WEIGHTED AVERAGE SHARES OUTSTANDING - BASIC	283,235,202	282,138,525
WEIGHTED AVERAGE SHARES OUTSTANDING - DILUTED	288,636,904	285,026,183

Gran Tierra Energy Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(Thousands of U.S. Dollars, Except Share and Per Share Amounts)

	March 31, 2014	December 31, 2013
ASSETS
Current Assets
Cash and cash equivalents	$390,953	$428,800
Restricted cash	394	1,478
Accounts receivable	106,517	49,703
Other financial instruments	2,409	—
Inventory	14,407	13,725
Taxes receivable	13,921	9,980
Prepaids	7,025	6,450
Deferred tax assets	770	2,256
Total Current Assets	536,396	512,392

Oil and Gas Properties (using the full cost method of accounting)
Proved	795,830	794,069
Unproved	489,817	456,001
Total Oil and Gas Properties	1,285,647	1,250,070
Other capital assets	10,059	10,102
Total Property, Plant and Equipment	1,295,706	1,260,172

Other Long-Term Assets
Restricted cash	2,876	2,300
Deferred tax assets	1,375	1,407
Taxes receivable	14,246	18,535
Other long-term assets	6,815	7,163
Goodwill	102,581	102,581
Total Other Long-Term Assets	127,893	131,986

Total Assets	$1,959,995	$1,904,550
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$51,734	$72,400
Accrued liabilities	103,692	89,567
Taxes payable	121,877	102,887
Deferred tax liabilities	1,265	1,193
Asset retirement obligation	518	518
Total Current Liabilities	279,086	266,565

Long-Term Liabilities
Deferred tax liabilities	169,798	177,082
Equity tax payable	—	—
Asset retirement obligation	22,654	21,455
Other long-term liabilities	10,776	9,540
Total Long-Term Liabilities	203,228	208,077

Shareholders’ Equity
Common Stock (272,792,843 and 272,327,810 shares of Common Stock and 10,528,740 and 10,882,440 exchangeable shares, par value $0.001 per share, issued and outstanding as at March 31 2014, and December 31, 2013)	10,187	10,187
Additional paid in capital	1,011,404	1,008,760
Retained earnings	456,090	410,961
Total Shareholders’ Equity	1,477,681	1,429,908

Total Liabilities and Shareholders’ Equity	$1,959,995	$1,904,550

Gran Tierra Energy Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Thousands of U.S. Dollars)

	Three Months Ended March 31,
	2014	2013
Operating Activities
Net income	$45,129	$57,913
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion, depreciation, accretion and impairment	53,157	58,412
Deferred tax recovery	(2,260)	(7,450)
Stock-based compensation	1,591	2,067
Unrealized foreign exchange gain	(4,178)	(6,744)
Unrealized financial instrument gain	(2,409)	—
Other loss	—	4,400
Net change in assets and liabilities from operating activities
Accounts receivable and other long-term assets	(54,728)	(29,387)
Inventory	(318)	11,643
Prepaids	(575)	(258)
Accounts payable and accrued and other liabilities	(19,259)	(14,731)
Taxes receivable and payable	20,014	33,926
Net cash provided by operating activities	36,164	109,791

Investing Activities
Decrease (increase) in restricted cash	507	(738)
Additions to property, plant and equipment	(75,146)	(87,378)
Net cash used in investing activities	(74,639)	(88,116)

Financing Activities
Proceeds from issuance of shares of Common Stock	628	1,611
Net cash provided by financing activities	628	1,611

Net (decrease) increase in cash and cash equivalents	(37,847)	23,286
Cash and cash equivalents, beginning of period	428,800	212,624
Cash and cash equivalents, end of period	$390,953	$235,910

Cash	$368,142	$230,767
Term deposits	22,811	5,143
Cash and cash equivalents, end of period	$390,953	$235,910